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                                                                   EXHIBIT 10.16

July 16, 1998

Mr. Joseph Haines
15 Shirley Lane
West Babylon, New York  11704

Dear Joe:

On behalf of Network Plus, Inc. I am pleased to offer you the position of Vice President of Operations of our Local Services reporting to Mr. Michael Oyster, Division President of Local Services and Mr. James Crowley, Executive Vice President. As the Vice President of Operations of our Local Division, you will be responsible for all day-to-day operations of the company, including the selection of your staff Your effective date of hire as a regular, full-time employee will be Tuesday, July 21, 1998.

Your initial salary for this position will be $200,000 per annum (before taxes and any applicable deductions). Network Plus, Inc. conducts annual salary and performance reviews for all of its' employees. In addition, you will have the potential to earn a discretionary bonus of up to 40% of your base salary, based upon reaching certain mutually agreed upon goals and objectives.

You received a sign-on bonus of $50,000 on July 10, 1998. In addition, you will receive an additional $25,000 sign-on bonus on August 20, 1998.

While the Company does not currently have a formal stock option program, it intends to adopt one within the next few weeks. Pursuant thereto, the Company agrees to reserve 40,000 shares of common stock in your name, vesting over a four year period at an exercise price of $30.00 per share.

You will be tasked to establish the offices and other business facilities necessary to operate the Local Services Division without the need to relocate from your current residence. Upon employment, you will be provided with sufficient capital as well as an estimated operating expense budget. This will allow you to establish immediate operations and begin the recruitment and hiring process to staff the Local Services Division. As part of carrying out your normal duties and responsibilities, you will need to travel regularly to our Headquarters Office in Quincy, Massachusetts. You will be provided a per diem allowance for your expenses or utilize Corporate Housing, based on availability.

In the event that you are terminated without cause, the Company agrees to continue your benefits for a period of up to one year in duration or until such time as you secure other employment.


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Further, if you are terminated without cause, fifty (50) percent of the stock options which have been granted to you will vest effective your date of termination.

As a regular full-time employee, you are eligible to participate in the employee benefits plan which Network Plus offers to its' employees. After three
(3) months of employment with the company, you will be eligible to enroll in our Medical, Dental, Life Insurance and Short Term and Long Term Disability Programs. A Human Resources Representative will fully explain the individual programs and employee contribution levels. After six (6) months of employment, you will become eligible to participate in our 401K Program, managed by the Principal Financial Group.

Network Plus will pay for your COBRA Benefit Costs, for medical and dental coverages only, for three months in duration. After this period, you will become eligible to directly enroll in the Network Plus medical and dental programs.

It is understood that you are not being offered employment for a definite period of time and that either you or Network Plus may terminate the employment relationship at any time and for any reason without prior notice.

Please indicate your acceptance of this offer by signing and dating one of the copies of this letter and returning it to the Human Resources Department by July 21, 1998. You may keep the other copy for your records.

In order to comply with federal regulations regarding employment eligibility, you will need to bring current identification with you on your first day with Network Plus. The identification can be a passport or a valid driver's license plus an original social security card or a birth certificate.

We look forward to your joining Network Plus and are pleased that you will be working on our team.

Sincerely,


Robert J. Guarnieri
Director of Human Resources


Offer Accepted:                                                Date:
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                  Joseph Haines